Exhibit 2.3
ASSET PURCHASE AGREEMENT
dated as of
September 13, 2006
by and between
BATTLEFIELD INSURANCE AGENCY, INC.,
NORTHERN VIRGINIA INSURANCE AGENCY, INC.,
OSWALD H. SKEWES, JR.
and
ALLIANCE/BATTLEFIELD INSURANCE AGENCY, LLC

Schedules

Schedule 1	Excluded Autos
Schedule 2.2(b)	Accounts Payable and Permitted Encumbrances
Schedule 2.5(a)(iii)	Producer Agreement Employees
Schedule 2.5(a)(iv)	Nondisclosure Agreement Employees
Schedule 2.5(a)(v)	Brokers
Schedule 4.2	Buyer Consents
Schedule 11.1(a)	Restricted Territory
Statement of Disclosure

Exhibits

Exhibit 1	The Balance Sheet
Exhibit 2.5(a)(iii)	Form of Producer Agreement
Exhibit 2.5(a)(iv)	Form of Nondisclosure Agreement
Exhibit 2.5(a)(v)	Form of Broker Agreement
Exhibit 7.11	Form of Skewes Employment Agreement

v

Asset Purchase Agreement
     This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of September 13, 2006, by Alliance/Battlefield Insurance Agency, LLC, a Virginia limited liability company (the “Buyer”), BATTLEFIELD INSURANCE AGENCY, INC., a Virginia corporation (“BIA”), NORTHERN VIRGINIA INSURANCE AGENCY, INC., a Virginia corporation (“NVIA” and, together with BIA, the “Company”) and Oswald H. Skewes, Jr. (“Skewes”).
RECITALS
WHEREAS, Skewes is President of and majority stockholder of each of BIA and NVIA; and
     WHEREAS, BIA and NVIA desire to sell, and the Buyer desires to purchase, the Acquired Assets (as defined below), for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
          “2007 Supplemental Earnout” has the meaning set forth in Section 2.7(b)(i).
          “2007 Supplemental Earnout Target” has the meaning set forth in Section 2.7(b)(i).
          “2008 Supplemental Earnout” has the meaning set forth in Section 2.7(b)(ii).
          “2008 Supplemental Earnout Target” has the meaning set forth in Section 2.7(b)(ii).
          “2009 Supplemental Earnout” has the meaning set forth in Section 2.7(b)(iii).
          “2009 Supplemental Earnout Target” has the meaning set forth in Section 2.7(b)(iii).
          “Accountants” has the meaning set forth in Section 2.6(a).
          “Accounts Receivable” means all trade Accounts Receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade Accounts Receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company, (b) all other Accounts Receivable of the Company and full benefit of all security for such accounts and (c) any claim, remedy or any other right related to any of the foregoing.

          “Acquired Assets” has the meaning set forth in Section 2.1.
          “Adjustment Amount” has the meaning set forth in Section 2.6(b).
          “Agreement” has the meaning set forth in the Recitals of this Agreement.
          “AIA” means Alliance Insurance Agency, Inc.
          “Assigned Contracts” has the meaning set forth in Section 2.1.
          “Assumed Liabilities” has the meaning set forth in Section 2.2.
          “Balance Sheet” means the balance sheet of the Company as of May 31, 2006 including the notes thereto, attached hereto as Exhibit 1.
          “BIA” has the meaning set forth in the Recitals of this Agreement.
          “Business” means the insurance agency, third party administration, brokerage and risk management (including loss control) and consulting business operated by the Company as of the date hereof.
          “Buyer” has the meaning set forth in the Recitals of this Agreement.
          “Buyer Claim” has the meaning set forth in Section 10.1(b).
          “Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).
          “Buyer’s Adjustment List” has the meaning set forth in Section 2.6(a).
          “Buyer’s Closing Documents” has the meaning set forth in Section 4.2(a).
          “Change of Control” has the meaning set forth in Section 2.8(b).
          “Closing” has the meaning set forth in Section 2.4.
          “Closing Date” means the date and time as of which the Closing actually takes place.
          “Closing Payment” has the meaning set forth in Section 2.3(a).
          “Company” has the meaning set forth in the Recitals of this Agreement.
          “Company Contract” means any Contract to which the Company is subject or bound.
          “Company Claim” has the meaning set forth in Section 10.2(b).
          “Company Indemnified Parties” has the meaning set forth in Section 10.2(a).

          “Company Intellectual Property” has the meaning set forth in Section 3.18(a).
          “Company’s Closing Documents” has the meaning set forth in Section 3.2(a).
          “Company’s Insurance Policies” has the meaning set forth in Section 3.16(b).
          “Confidentiality Agreement” has the meaning set forth in Section 12.5.
          “Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
          “Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Buyer’s Closing Documents and the Company’s Closing Documents, including:
               (a) the sale of the Acquired Assets by the Company to the Buyer;
               (b) the assignment of the Assigned Contracts by the Company to the Buyer;
               (c) the assumption of the Assumed Liabilities by the Buyer;
               (d) the execution, delivery, and performance of the Skewes Employment Agreement;
               (e) the execution, delivery and performance of the Producer Agreements;
               (f) the execution, delivery and performance of the Nondisclosure Agreements;
               (g) the amendment of the Independent Contractor Agreements; and
               (h) the performance by the Buyer and the Company of their respective covenants and obligations under this Agreement, the Buyer’s Closing Documents and the Company’s Closing Documents.
          “Contract” means any agreement, contract, obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Damages” has the meaning set forth in Section 10.1(a).
          “Deferred Payment” has the meaning set forth in Section 2.3(a).
          “Designated Provider Agreement” has the meaning set forth in Section 3.8(a).
          “Disclosure Letter” means the disclosure letter delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.
          “Earnout Payment Accountants” has the meaning set forth in Section 2.7(d).

          “Earnout Payment Determination Notices” has the meaning set forth in Section 2.7(d).
          “Earnout Payment Dates” means, collectively, the First Earnout Payment Date, the Second Earnout Payment Date and the Third Earnout Payment Date.
          “Earnout Payment Periods” means, collectively, the First Earnout Payment Period, the Second Earnout Payment Period and the Third Earnout Payment Period.
          “Earnout Payment Revenue Statements” has the meaning set forth in Section 2.7(d).
          “Earnout Payments” means, collectively, the First Earnout Payment, the Second Earnout Payment and the Third Earnout Payment.
          “Earnout Targets” means, collectively, the First Earnout Target, the Second Earnout Target and the Third Earnout Target.
          “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions on transfer under applicable securities laws), receipt of income or exercise of any other attribute of ownership.
          “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
          “Excluded Asset” means any asset of the Company other than an Acquired Asset including, without limitation, the Excluded Autos.
          “Excluded Autos” means each automobile, and each Contract for the lease of an automobile, set forth on Schedule 1 attached hereto.
          “Excluded Contract” means any Company Contract other than an Assigned Contract. For the avoidance of doubt, the Franklin Hamilton Agreement is an Excluded Contract.
          “Excluded Family Member” means Bret L. Skewes.
          “Excluded Liabilities” has the meaning set forth in Section 2.2.
          “Final Adjustment List” has the meaning set forth in Section 2.6(a).
          “First Earnout Payment” has the meaning set forth in Section 2.7(a).
          “First Earnout Payment Date” has the meaning set forth in Section 2.7(a).

          “First Earnout Payment Period” has the meaning set forth in Section 2.7(a).
          “First Earnout Target” has the meaning set forth in Section 2.7(a).
          “Franklin Hamilton Agreement” means that certain Seller Non-Exclusive No Up-Front Fee Agreement, dated as of January 10, 2006, by and between Battlefield Insurance Agency, Inc. and Franklin Hamilton, LLC.
          “GAAP” means United States generally accepted accounting principles applied consistently.
          “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body” means any:
               (a) nation, state, county, city, town, village or district;
               (b) federal, state, local, municipal, foreign or other government;
               (c) governmental or quasi-governmental authority or any similar recognized organization or body (including any governmental agency, branch, department, official or entity and any court or other tribunal);
               (d) multi-national organization or any similar recognized organization or body; or
               (e) other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.
          “Gross Production Revenues” means gross revenues of the Buyer, excluding all contingent income, miscellaneous income and investment income.
          “Indefinite Survival Expiration Date” has the meaning set forth in Section 10.3(c).
          “Indemnity Basket” has the meaning set forth in Section 10.1(c)(i)(B).
          “Indemnity Cap” has the meaning set forth in Section 10.1(c)(i)(A).
          “Independent Contractor” has the meaning set forth in Section 3.15(a).
          “Independent Contractor Account” has the meaning set forth in Section 3.15(a).
          “Independent Contractor Agreement” has the meaning set forth in Section 3.15(a).

          “Intellectual Property” means any and all trade names, including, with limitation, the name “Battlefield Insurance Agency, Inc.” and all derivatives thereof, trademarks, service marks, logos, patents, patent rights, copyrights (as well as applications, registrations and certificates for any of the foregoing) and proprietary processes and formulas, inventions, Trade Secrets, know-how of the Company and other proprietary rights of the Company generally considered to be intellectual property.
          “Insurance Relationships” has the meaning set forth in Section 3.8(a).
          “Interim Balance Sheet” has the meaning set forth in Section 3.3.
          “Interim Financial Statements” has the meaning set forth in Section 3.3.
          “IRC” means the Internal Revenue Code of 1986, as amended, and regulations issued pursuant to the Internal Revenue Code of 1986, as amended.
          “Knowledge of the Company” and all derivative forms thereof means, collectively, the knowledge of the directors and executive officers of each of BIA and NVIA (including without limitation Skewes) with respect to such facts or matters of which such Persons are actually aware or reasonably should be aware in their capacity as the directors and/or executive officers of BIA and/or NVIA, as applicable.
          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
          “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
          “Licenses” means all permits, licenses, qualifications, consents, orders, waivers, Governmental Authorizations or other authorizations used in, necessary for, relating to or arising from the conduct of the Business or the ownership of any of the Acquired Assets.
          “Material Product” has the meaning set forth in Section 3.8(a).
          “New Owner” means, in the event of a Change of Control, the Person acquiring ownership and control of the Buyer.
          “Non-Compete Period” has the meaning set forth in Section 11.1(a).
          “Nondisclosure Agreement” has the meaning set forth in Section 2.5(a)(iv).
          “NVIA” has the meaning set forth in the Recitals of this Agreement.
          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          “Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.
          “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
          “Other Producer Agreements” has the meaning set forth in Section 3.17(a).
          “Permitted Encumbrance” means any Encumbrance assumed by the Buyer and set forth on Schedule 2.2(b).
          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Producer Agreement” has the meaning set forth in Section 2.5(a)(iii).
          “Prohibited Actions” has the meaning set forth in Section 5.6.
          “Purchase Price” has the meaning set forth in Section 2.3(a).
          “Related Person” means, with respect to a particular individual:
               (a) each other member of such individual’s Family;
               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
               (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
               (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

          With respect to a specified Person other than an individual:
               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
               (b) any Person that holds a Material Interest in such specified Person;
               (c) each Person that serves as a director, officer , partner, executor, or trustee of such specified Person (or in a similar capacity);
               (d) any Person in which such specified Person holds a Material Interest; and
               (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse (and former spouses), (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
          “Related Persons Agreements” has the meaning set forth in Section 3.20.
          “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
          “Restricted Business” has the meaning set forth in Section 11.1(a).
          “Restricted Territory” has the meaning set forth in Section 11.1(a).
          “Ruppert Agreement” means, collectively, (1) that certain Independent Contractor/Captive Agent Agreement, dated as of February 1, 1999 by and between the Company and Douglas W. Ruppert (“Ruppert”), as the same may have been amended, supplemented or modified through the date hereof and (2) that certain Independent Contractor/Captive Agent Agreement, dated as of February 1, 2003 by and between the Company and Ruppert, as the same may have been amended, supplemented or modified through the date hereof.
          “S.O.L. Survival Expiration Date” has the meaning set forth in Section 10.3(d).
          “Sale Transaction” means any transaction or series of related transactions pursuant to which any Person(s) acquire(s) (i) the capital stock of another Person (the “Target”)

possessing the voting power to elect, directly or indirectly, a majority of the Target’s board of directors or similar governing body (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Target’s assets determined on a consolidated basis.
          “Second Earnout Payment” has the meaning set forth in Section 2.7(a)(ii).
          “Second Earnout Payment Date” has the meaning set forth in Section 2.7(a)(ii).
          “Second Earnout Payment Period” has the meaning set forth in Section 2.7(a)(ii).
          “Second Earnout Target” has the meaning set forth in Section 2.7(a)(ii).
          “Skewes” has the meaning set forth in the Recitals of this Agreement.
          “Skewes Employment Agreement” has the meaning given such term in Section 7.11.
          “Standard Survival Expiration Date” has the meaning set forth in Section 10.3(b).
          “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests (i) having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or (ii) otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
          “Supplemental Earnout Targets” means, collectively, the 2007 Supplemental Earnout Target, the 2008 Supplemental Earnout Target and the 2009 Supplemental Earnout Target.
          “Supplemental Earnouts” means, collectively, the 2007 Supplemental Earnout, the 2008 Supplemental Earnout and the 2009 Supplemental Earnout.
          “Survival Expiration Date” has the meaning set forth in Section 10.3(d).
          “Tax” or “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, payroll, withholding, employment, occupation, disability, excise, estimated, stamp, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

          “Tax Return” means any return (including any information return), declaration, report or statement relating to Taxes required to be filed with, or submitted to, any Governmental Body, including any schedule or attachment thereto and including any amendment thereof.
          “Third Deferred Payment” means the Deferred Payment due and payable on February 15, 2010.
          “Third Earnout Payment” has the meaning set forth in Section 2.7(a)(iii).
          “Third Earnout Payment Date” has the meaning set forth in Section 2.7(a)(iii).
          “Third Earnout Payment Period” has the meaning set forth in Section 2.7(a)(iii).
          “Third Earnout Target” has the meaning set forth in Section 2.7(a)(iii).
          “Threatened” means, with respect to any claim, Proceeding, dispute, action or other matter, that a demand with respect to such claim. Proceeding, dispute action or matter has been made in writing or a notice of such claim, Proceeding, dispute, action or other matter has been given in writing.
          “Top Ten Designated Producer Agreements” has the meaning set forth in Section 3.14(a)(xi).
          “Trade Secrets” means all information of the Company, including all know-how, trade secrets, confidential information, customer identities and lists, revenue figures from customers’ accounts, customer risk requirements and characteristics, key contact personnel, financial data and performance, payroll, policy expiration dates, policy terms, conditions and rates, information about prospective customers, information about methods of soliciting business and marketing programs, information about specialized insurance markets, software, technical information, data, process technology, plans, drawings, and blue prints which (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          “Transaction Documents” has the meaning set forth in Section 10.4.
     2. Sale and Transfer Of Acquired Assets; Closing.
          2.1 Acquired Assets. Subject to the terms and conditions contained in this Agreement, the Company agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Company all of the rights, title and interests of the Company in and to, the following (collectively, the “Acquired Assets”):
               (a) all Accounts Receivable arising from the Business and set forth on Part 3.7 of the Disclosure Letter, to the extent not collected prior to Closing;
               (b) all prepaid expenses arising under any Assigned Contract;

               (c) all furnishings, furniture, fixtures, trade fixtures, equipment, machinery, tools and other fixed assets;
               (d) all rights under (1) all Company Contracts with insurance companies for which the Company acts as agent and all contingency, override and profit sharing agreements and arrangements with insurance companies) and (2) all other Company Contracts to the extent necessary for the operation of the Business or the ownership and use of the Acquired Assets which remain unperformed, unfulfilled on, or continue by their terms after the Closing (including, without limitation, all real property leases and all leases or maintenance agreements relating to physical assets necessary for the operation of the Business but not owned by the Company, but expressly excluding any Independent Contractor Agreements or Other Producer Agreements), in each case if, but only if, such Company Contract was entered into in the Ordinary Course of Business (collectively, the “Assigned Contracts”);
               (e) all computer programs used in the Business (including any licenses to such items licensed by the Company), subject to the terms of applicable software agreements;
               (f) all logs, client lists, books of insurance business, expiration lists, customer and supplier lists, customer relationships, business and financial records and files (other than original corporate records, member registers and minute books), employee files, data and books of account, payroll, personnel and medical records, whether printed or computerized;
               (g) to the extent permitted by, all rights to future fees and commissions with respect to insurance policies placed on or prior to the Closing;
               (h) all intangible rights and goodwill of the Business;
               (i) the Intellectual Property, Trade Secrets and other general intangibles of the Business, including techniques, processes and know-how that are used in the operation of the Business, telephone numbers, facsimile numbers and internet addresses, company and any trade names related thereto;
               (j) all advertising and marketing materials and supplier information used in or related to the Business;
               (k) all rights, causes of action, rights of recovery, set off and claims, counterclaims, credits, rights and interests, rights to indemnification or similar rights, known or unknown, matured or unmatured, assumed or contingent, against third parties related to or arising from the Assigned Contracts, the Acquired Assets and the Assumed Liabilities;
               (l) all security deposits relating to the Acquired Assets; and
               (m) all other tangible and intangible assets, wherever located, that are necessary for the operation of the Business or the use and ownership of the Acquired Assets; provided that, for the avoidance of doubt, the Excluded Autos shall be Excluded Assets and not Acquired Assets.

          2.2 Assumed Liabilities; Excluded Liabilities. Upon the sale and purchase of the Acquired Assets, the Buyer hereby agrees to assume and pay or discharge when due in accordance with their respective terms:
               (a) the obligations of the Company under all Assigned Contracts for the period following the Closing Date with respect to obligations arising under the terms of such Assigned Contracts from and after the Closing Date; and
               (b) the accounts payable listed on Schedule 2.2(b);
provided, however, that except for the Liabilities assumed by the Buyer pursuant to this Section 2.2, the Buyer shall not assume and shall not pay any other Liabilities of the Company, of any nature whatsoever. The Liabilities to be assumed by the Buyer under this Section 2.2 are hereinafter sometimes referred to as the “Assumed Liabilities” and the Liabilities which are not assumed by the Buyer under this Section 2.2 are hereinafter sometimes referred to as the “Excluded Liabilities.” The assumption of any Liabilities by any party hereunder shall not enlarge any rights of third parties under Contracts or arrangements with the Buyer or the Company and nothing herein shall prevent any party from contesting in good faith with any third party any of said Liabilities.
          2.3 Purchase Price.
               (a) The purchase price (the “Purchase Price”) for the Assets will be up to $2,705,000.00, subject to any adjustment required to be made pursuant to Section 2.3(b) or Section 2.6, payable as follows: (i) $1,550,000.00 payable in immediately available funds at the Closing (the “Closing Payment”) plus (ii) $240,000.00 payable in immediately available funds on each of February 15, 2008, February 15, 2009 and (subject to Section 2.8) February 15, 2010 (each, a “Deferred Payment”) plus (iii) any Earnout Payment Amounts and/or Supplemental Earnouts that are payable pursuant to Section 2.7.
               (b) At the Closing, the Buyer shall deliver to the Company (i) the Closing Payment plus (ii) an amount equal to the aggregate amount of the Accounts Receivable set forth on Part 3.7 of the Disclosure Letter less (iii) an amount equal to the aggregate amount of the accounts payable set forth on Schedule 2.2(b), in immediately available funds by wire transfer or cashier’s check.
          2.4 Closing. The consummation of the Contemplated Transactions (the “Closing”) will take place at the headquarters offices of the Buyer, 14200 Park Meadow Drive, Suite 200, Chantilly, Virginia 20151, at 10:00 a.m. (local time) on the earlier of (i) October 3, 2006, (ii) two (2) business days following the satisfaction of the conditions to closing set forth in Sections 7 and 8, or (iii) such other date as the parties may mutually agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. All documents and other items required to be delivered at the Closing shall be reasonably satisfactory in form and substance to the party to which they are to be delivered, all such deliveries will be deemed to take place simultaneously, and no delivery made at the Closing will be deemed to have been consummated until all actions to be taken at the Closing have been consummated or otherwise waived.
          2.5 Closing Obligations. At the Closing:
               (a) The Company will deliver to the Buyer:
                    (i) The Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances;
                    (ii) the Skewes Employment Agreement, executed by Skewes;
                    (iii) agreements in the form attached hereto as Exhibit 2.5(a)(iii) executed by each of the employees and independent contractors of the Company identified on Schedule 2.5(a)(iii) (the “Producer Agreements”);
                    (iv) confidentiality, non-solicitation and assignment agreements in the form attached hereto as Exhibit 2.5(a)(iv) executed by each of the employees and independent contractors of the Company identified on Part I of Schedule 2.5(a)(iv) (the “Nondisclosure Agreements”);
                    (v) agreements in the form attached hereto as Exhibit 2.5(a)(v) executed by each of the brokers identified on Schedule 2.5(a)(v) (the “Broker Agreements”);
                    (vi) amendments to each of the Independent Contractor Agreements other than the Ruppert Agreement, each in form satisfactory to the Buyer in its sole discretion, executed by BIA and/or NVIA, as applicable, and by the applicable Independent Contractor;
                    (vii) an executed copy of Schedule 2.2(b) in form and substance satisfactory to the Buyer in its sole discretion;
                    (viii) a certificate executed by each of BIA and NVIA representing and warranting to the Buyer that each of the Company’s representations and warranties in this Agreement was accurate as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date;
                    (ix) a resolution of BIA’s board of directors authorizing BIA’s execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

                    (x) a resolution of NVIA’s board of directors authorizing NVIA’s execution and delivery of this Agreement and the consummation of the Contemplated Transactions;
                    (xi) a Certificate of Fact issued by the SCC for each of BIA and NVIA, in each case dated not earlier than ten (10) days prior to the Closing Date; and
                    (xii) such bills of sale, endorsements, assignments and other documents as are necessary to transfer to the Buyer good and valid title to the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
               (b) The Buyer will deliver to the Company:
                    (i) the Closing Payment;
                    (ii) the Skewes Employment Agreement, executed by the Buyer; and
                    (iii) a certificate executed by the Buyer to the effect that each of the Buyer’s representations and warranties in this Agreement was accurate as of the date of this Agreement and is accurate as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.
          2.6 Adjustment Procedure and Amount.
               (a) Within ninety (90) days after the Closing Date, the Buyer will prepare and deliver to the Company a list of (i) those Accounts Receivable set forth on Part 3.7 of the Disclosure Letter that are then uncollected and uncollectible and (ii) those accounts payable set forth on Schedule 2.2(b) that are then unremitted (the “Buyer’s Adjustment List”). The Buyer and the Company agree to work together in good faith to resolve any dispute between them concerning the items set forth in the Buyer’s Adjustment List; provided that the parties agree that if any such dispute shall remain unresolved thirty (30) days following delivery of the Buyer’s Adjustment List, the parties shall submit such dispute to neutral certified public accountants, as selected by the Company and the Buyer (the “Accountants”), for final and binding resolution. As used herein, “Final Adjustment List” shall mean the Buyer’s Adjustment List, subject to the resolution of any disputes with respect thereto, as provided herein.
               (b) The “Adjustment Amount” will be equal to the amount, if any, by which the aggregate amount of uncollectible Accounts Receivable exceeds the aggregate amount of unremitted accounts payable, each as set forth on the Final Adjustment List. If the Adjustment Amount is positive, the Adjustment Amount will be paid by the Company to the Buyer on or before the tenth (10th) business day after the Final Adjustment List is finally completed pursuant to Section 2.6(a) above. If the Adjustment Amount is negative, the Adjustment Amount will be paid by the Buyer to the Company on or before the tenth (10th)

business day after the Final Adjustment List is finally completed pursuant to Section 2.6(a) above. The Adjustment Amount, if any, will be paid in immediately available funds by wire transfer or cashier’s check to an account specified in writing by the party to receive the payment
          2.7 Earnout Payments and Supplemental Earnouts.
               (a) Earnout Payments.
                    (i) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2007 (the “First Earnout Payment Period”) are equal to or more than $1,175,000.00 (the “First Earnout Target”), the Buyer shall pay to the Company the amount of $85,000.00 (the “First Earnout Payment”) on the later of (x) February 15, 2008 and (y) the date of completion of the audited financial statements of the Buyer for 2007 (the “First Earnout Payment Date”).
                    (ii) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2008 (the “Second Earnout Payment Period”) are equal to or more than $1,265,000.00 (the “Second Earnout Target”), the Buyer shall pay to the Company the amount of $85,000.00 (the “Second Earnout Payment”) on the later of (x) February 15, 2009 and (y) the date of completion of the audited financial statements of the Buyer for 2008 (the “Second Earnout Payment Date”).
                    (iii) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2009 (the “Third Earnout Payment Period”) are equal to or more than $1,360,000.00 (the “Third Earnout Target”), the Buyer shall pay to the Company the amount of $85,000.00 (the “Third Earnout Payment”) on the later of (x) February 15, 2010 and (y) the date of completion of the audited financial statements of the Buyer for 2009 (the “Third Earnout Payment Date”).
                    (iv) Notwithstanding the foregoing, if the Buyer fails to meet or exceed any Earnout Target set forth above during the applicable calendar year (i.e. if Buyer fails to meet or exceed the First Earnout Target during calendar year 2007), the Company shall remain eligible to receive the Earnout Payment applicable to such Earnout Target if, but only if, the Buyer meets or exceeds the applicable Earnout Target in one of the next two successive calendar years; provided, however, that (x) any Earnout Payment not earned within such three (3) year period shall be forfeited, (y) the Company shall not be eligible to receive any Earnout Payment until the prior Earnout Payment has been either earned or forfeited and (z) in no event shall the Company be eligible to receive any Earnout Payment in respect of the Buyer’s performance for any calendar year after calendar year 2011. For example (and purely for illustrative purposes), if the Buyer fails to meet or exceed the First Earnout Target in calendar years 2007, 2008 and 2009, then (i) the First Earnout Payment will be forfeited, (ii) the Company will be eligible to receive the Second Earnout Payment if the Buyer meets or exceeds the Second Earnout Target in calendar year 2010 and (iii) if the Buyer fails to meet or exceed the Second Earnout Target in calendar year 2010, the Company will still be eligible to receive the Second Earnout Payment if the Buyer meets or exceeds the Second Earnout Target in calendar year 2011, but will not be eligible to receive any Earnout Payment with respect to any future calendar year.

               (b) Supplemental Earnout Payments.
                    (i) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2007 are equal to or more than $1,275,000.00 (the “2007 Supplemental Earnout Target”), then, in addition to payment of the First Earnout Payment, the Buyer shall also pay to the Company the amount of $60,000.00 (the “2007 Supplemental Earnout”) on the later of (x) February 15, 2008 and (y) the date of completion of the audited financial statements of the Buyer for 2007.
                    (ii) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2008 are equal to or more than $1,365,000.00 (the “2008 Supplemental Earnout Target”), then, in addition to payment of the First Earnout Payment, the Buyer shall also pay to the Company the amount of $60,000.00 (the “2008 Supplemental Earnout”) on the later of (x) February 15, 2009 and (y) the date of completion of the audited financial statements of the Buyer for 2008.
                    (iii) If, and only if, the Gross Production Revenues of the Buyer for the twelve-month period ending December 31, 2009 are equal to or more than $1,275,000.00 (the “2009 Supplemental Earnout Target”), then, in addition to payment of the Third Earnout Payment, the Buyer shall also pay to the Company the amount of $60,000.00 (the “2009 Supplemental Earnout”) on the later of (x) February 15, 2010 and (y) the date of completion of the audited financial statements of the Buyer for 2009.
                    (iv) For the avoidance of doubt, the provisions of Section 2.7(a)(iv) shall not apply to this Section 2.7(b). Any Supplemental Earnout described in this Section 2.7(b) shall be either earned or not earned in the applicable period described above (e.g. the 2007 Supplemental Earnout shall be either earned or not earned during the twelve-month period ending December 31, 2007) and, if not earned, shall be forfeited.
               (c) Any Earnout Payment or Supplemental Earnout to be made to the Company shall be made in the same manner as the Closing Payment is made, unless the Company provides notice to the Buyer in writing of a change of account.
               (d) On each Earnout Payment Date (including, to the extent applicable, as the same may be extended pursuant to Section 2.7(a)(iv)), the Buyer shall cause to be delivered to the Company a copy of the Buyer’s calculation of Gross Production Revenues for the applicable Earnout Payment Period (the “Earnout Payment Revenue Statements”). All disputes with respect to the calculation of the Buyer’s Gross Production Revenues during any Earnout Payment Period that cannot be resolved by agreement between the Company and the Buyer prior to the thirtieth (30th) day after the relevant Earnout Payment Date will be submitted to neutral certified public accountants, as selected by the Company and the Buyer (the “Earnout Payment Accountants”), for final and binding resolution. If the Earnout Payment Accountants determine that the relevant Earnout Target or Supplemental Earnout Target has been satisfied, the Buyer shall pay the applicable Earnout Payment Amount and/or Supplemental Earnout to the Company within five (5) business days of receipt of the Determination Notice.

          2.8 Change of Control.
               (a) Notwithstanding anything herein to the contrary (including, without limitation, Section 2.3(a)), if a Change of Control shall occur prior to the date on which the Third Deferred Payment is due and payable (i.e., prior to February 15, 2010), then, within thirty (30) days after the occurrence of such Change of Control, the Buyer shall pay to the Company the amount of $300,000.00, which payment shall be deemed to be an acceleration of, and satisfaction in full of the Buyer’s obligation to make, the Third Deferred Payment; provided that the making of any such payment pursuant to this Section 2.8(a) shall not affect the Buyer’s obligation to make any other Deferred Payment in accordance with the terms of Section 2.3(a).
               (b) For purposes of this Agreement, a “Change of Control” occurs, if, after the date of this Agreement (i) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination of AIA, or any combination of these events, the persons who were directors of AIA before such events cease to constitute a majority of AIA’s board of directors or any successor’s board, or (ii) AIA, together with all other affiliates of Alliance Bank Corporation, cease to hold membership interests in the Buyer sufficient to elect the manager of the Buyer (or, if applicable, a majority of the members of any board of managers or board of directors of the Buyer); provided however, that it shall not be a “Change of Control” if, as a result of any of the transactions described above, the voting securities or all or substantially all of the assets of AIA or the Buyer are transferred to or otherwise are held by any affiliate of Alliance Bank Corporation. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in clause (i) or clause (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.
     3. Representations and Warranties of the Company. BIA, NVIA and Skewes hereby, jointly and severally, represent and warrant to the Buyer as follows:
          3.1 Organization and Good Standing.
               (a) Each of BIA and NVIA is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use its properties and assets (including, without limitation, the Acquired Assets), and to perform all its obligations under Company Contracts. Each of BIA and NVIA is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except in each case where the failure to qualify or to be in good standing would not have a material adverse effect on the Company. Neither BIA not NVIA has any Subsidiaries.
               (b) Each of BIA and NVIA has made available to the Buyer complete and accurate copies of the its Organizational Documents, as currently in effect.

          3.2 Authority; No Conflict.
               (a) This Agreement constitutes the legal, valid, and binding obligation of each of BIA, NVIA and Skewes, enforceable against such Person in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Upon the execution and delivery by each of BIA, NVIA and Skewes of each document, agreement or certificate required to be executed and delivered by such Person as a condition of the Closing (collectively, the “Company’s Closing Documents”), the Company’s Closing Documents will constitute the legal, valid, and binding obligations of BIA, NVIA and Skewes, enforceable against each such Person in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. BIA, NVIA and Skewes have all necessary legal right, power, authority, and capacity to execute and deliver this Agreement and the Company’s Closing Documents and to perform its obligations under this Agreement and the Company’s Closing Documents.
               (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions by the Company and Skewes will (with or without notice or lapse of time):
                    (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of either of BIA and NVIA, or (B) any resolution adopted by the board of directors or the shareholders of either of BIA and NVIA;
                    (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which BIA, NVIA, Skewes or any of the Acquired Assets may be subject;
                    (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by either of BIA and NVIA or otherwise give any Governmental Body the right to challenge the Contemplated Transactions;
                    (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Assigned Contract;
                    (v) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the Acquired Assets; or
                    (vi) cause the Company to become subject to or liable for the payment of any Tax.

               (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, none of BIA, NVIA or Skewes is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.
          3.3 Financial Statements. Attached as Part 3.3 of the Disclosure Letter are: (a) internally prepared balance sheets of the Company as of December 31 in each of the years 2003, 2004 and 2005 (such balance sheet as of December 31, 2005, is the “Balance Sheet”), and the related internally prepared statements of income for each of the calendar years then ended and (b) an internally prepared balance sheet of the Company as of June 30, 2006 (the “Interim Balance Sheet”) and the related internally prepared statement of income for the partial year then ended, (together with the Interim Balance Sheet, the “Interim Financial Statements”). All such financial statements described in the preceding sentence, were prepared from and are consistent with the books and records of the Company and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company, as applicable, as of the respective dates of and for the periods referred to in such financial statements, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. Except as otherwise disclosed in the notes to such financial statements, the financial statements referred to in this Section 3.3 reflect the consistent application throughout the periods involved of customary and sound accounting principles used in preparing internal financial statements in the insurance agency industry by insurance agencies of a size substantially similar to the Company. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.
          3.4 Books and Records. The books of account and other records of the Company, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls in a manner that provides reasonable assurance that: (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.
          3.5 Title to Properties; Encumbrances. Neither of BIA nor NVIA owns any real property. Part 3.5 of the Disclosure Letter contains a complete and accurate list of all leasehold or other interests of the Company in real property. The Company has made available to the Buyer copies of the instruments (whether or not recorded) by which the Company acquired such interests, and copies of all title insurance policies, opinions, abstracts, and surveys of the Company relating to such interests. The Company owns good and marketable title to all of the Acquired Assets, all of which are free and clear of all Encumbrances except for Permitted Encumbrances.
          3.6 Condition and Sufficiency of Acquired Assets. All of the Acquired Assets are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. The Acquired Assets are sufficient for the conduct of the Company’s Business in substantially the same manner as presently conducted (excepting only the Excluded Assets).
          3.7 Accounts Receivable. There are no promissory notes payable to either of BIA or NVIA relating to or arising from any Acquired Asset, Assigned Contract or Assumed Liability. Part 3.7 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable, all of which represent obligations from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of setoff relating to the amount or validity of any such Accounts Receivable. Except as set forth on the financial statements delivered to the Buyer pursuant to Section 3.3, as of the date hereof, the Accounts Receivable in existence on the date hereof are the only amounts due to the Company as of the date hereof.
          3.8 Company Appointments; Insurance Licensing; Customer Issues.
               (a) Part 3.8(a) of the Disclosure Letter sets forth (i) all insurance programs where either of BIA or NVIA has placed business through a third-party broker and (ii) insurance companies (each a "Material Product”) for which either of BIA or NVIA, within the three year period preceding the date hereof has acted as agent or broker, whether such relationship is active, and whether the Company acts as agent or broker (“Insurance Relationships”). Except as set forth on Part 3.8(a) of the Disclosure Letter, no Insurance Relationship through which either of BIA or NVIA placed over $250,000 of premium dollars in the three-year period ending June 30, 2006 (each, a “Designated Provider Agreement”) has been terminated or has been Threatened to be terminated.
               (b) Part 3.8(b) of the Disclosure Letter sets forth all Licenses held by either of BIA or NVIA and, to the Knowledge of the Company, such Person’s employees (including, without limitation, all resident and nonresident licenses to act as insurance agents, brokers, risk managers or consultants), listed by jurisdiction. The Licenses are current and in full force and effect, and no Governmental Body has Threatened to terminate any License.
               (c) Part 3.8(c) of the Disclosure Letter sets forth a list and reasonable description of all claims or Proceedings involving either of BIA or NVIA or any employee or agent of either of BIA or NVIA since December 31, 2001 (i) relating to insurance coverage under any policy of insurance, (ii) liability for payments under any bond or (iii) brought or Threatened by a customer or former customer of the Company with respect to a product or service provided by either of BIA or NVIA during such period.
          3.9 No Undisclosed Liabilities. Except as set forth in Part 3.9 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business since the date thereof and executory Contract liabilities incurred pursuant to the terms of Contracts entered into by the Company in the Ordinary Course of Business and due other than as a result of any breach or violation of the terms of any such Contract.

          3.10 Taxes.
               (a) The Company has filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements (including, without limitation, the Company’s 2005 Tax Returns). The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise for all periods up to and including the Closing Date, or pursuant to any assessment received by the Company except in respect of such Taxes as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves to cover all potential liabilities have been provided in the Interim Balance Sheet.
               (b) Except as set forth on Part 3.10 of the Disclosure Letter, since January 1, 2000, none of the Company’s Tax Returns have been, or are presently, subject to audits by any Governmental Body. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.
               (c) There exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except for unintentional, incidental and immaterial errors in the calculation, withholding or collection of such Taxes of a type and nature made or incurred in a manner consistent with operation of the Company in accordance with prudent business practices.
               (d) All Tax Returns filed by or on behalf of the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.
               (e) All of the federal and state income Tax Returns of the Company were prepared from and are consistent with the books and records of the Company.
          3.11 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change, and, except for entering into this Agreement, the Company has not, except as set forth on Part 3.11 of the Disclosure Letter:
               (a) had any change in its condition (financial or otherwise), operations, business, properties, assets, or liabilities, other than changes in the Ordinary Course of Business;
               (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations;

               (c) amended the Organizational Documents of either of BIA or NVIA;
               (d) suffered any substantial loss or waived any substantial right;
               (e) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any of the Acquired Assets, or canceled, or agreed to cancel, any debts or claims, other than in the Ordinary Course of Business;
               (f) mortgaged, pledged or subjected to any Encumbrance (other than a Permitted Encumbrance), or agreed to mortgage, pledge or subject to any Encumbrance, any of the Acquired Assets;
               (g) since June 2, 2006, increased, or agreed to increase, the compensation or bonuses or special compensation of any kind, including, but not limited to severance compensation, of any of its officers, employees or agents over the rate being paid to them on December 31, 2005;
               (h) (i) lost any customer that accounted for $50,000 or more of premiums in the twelve months immediately preceding the loss of such customer or (ii) had any Material Product canceled or knows of any Threatened cancellation of any Material Product or (iii) terminated or had terminated or amended in any material fashion any material Insurance Relationship;
               (i) made or permitted any material amendment or termination of any material Assigned Contract, including but not limited to any Designated Provider Agreement, to which it is a party;
               (j) except as set forth on Part 3.11(j) of the Disclosure Letter, had any resignation or termination of employment of any of its key officers or key employees or knows of any impending or Threatened resignation or resignations or termination or terminations of employment that has had or would reasonably be expected to have a material adverse effect on its operations or business;
               (k) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets, liabilities or practices;
               (l) entered into any transaction not in the Ordinary Course of Business;
               (m) been Threatened with any Proceeding or received any notice of or become aware of any fact or facts that would reasonably be expected to lead to any Proceeding; or
               (n) agreed, whether orally or in writing, to do any of the foregoing.

          3.12 Compliance with Legal Requirements; Governmental Authorizations.
               (a) Except as set forth in Part 3.12(a)) of the Disclosure Letter:
                    (i) the Company is, and at all times since December 31, 2004 has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets, including but not limited to compliance with all Licenses; and
                    (ii) the Company has not received, at any time since December 31, 2003 any notice or other written communication from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement.
               (b) Part 3.12(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization, including but not limited to the Licenses, that is held by the Company or that otherwise relates to the Acquired Assets. Each Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter is valid and in full force and effect, and will remain valid and in full force and effect upon the consummation of the Contemplated Transactions. Except as set forth in Part 3.12(b) of the Disclosure Letter:
                    (i) the Company is, and at all times since December 31, 2003 has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.12(b) of the Disclosure Letter;
                    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter or (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.12(b) of the Disclosure Letter;
                    (iii) the Company has not received, at any time since December 31, 2002, any notice or other written communication from any Governmental Body or any other Person regarding (A) any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
                    (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.12(b) of the Disclosure Letter and for renewal of the Licenses have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies

               (c) The Governmental Authorizations listed in Part 3.12(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to lawfully conduct and operate the Business in the manner currently conducted and operated and to permit the Company and (after Closing) the Buyer to own and use the Acquired Assets in the manner in which the Company currently owns and uses the Acquired Assets.
          3.13 Legal Proceedings; Orders.
               (a) Except as set forth in Part 3.13(a) of the Disclosure Letter, there is no pending Proceeding:
                    (i) that has been commenced by or against the Company or that otherwise relates to or may affect any of the Acquired Assets; or
                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
     To the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding. The Company has delivered to the Buyer copies of all pleadings and correspondence, relating to each Proceeding listed in Part 3.13(a) of the Disclosure Letter. The Proceedings listed in Part 3.13(a) of the Disclosure Letter have not had and could not be reasonably expected to have a material adverse effect on the Business, operations, assets, condition, or prospects of the Company.
               (b) Except as set forth in Part 3.13(b) of the Disclosure Letter:
                    (i) there is no Order to which the Company, Skewes, or any of the Acquired Assets, Assigned Contracts or Assumed Liabilities is subject;
                    (ii) the Company is not subject to any Order that relates to the Business of the Company or to any of the Acquired Assets, Assigned Contracts or Assumed Liabilities; and
                    (iii) to the Knowledge of the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of the Company.
               (c) Except as set forth in Part 3.13(c) of the Disclosure Letter:
                    (i) the Company is, and at all times since December 31, 2002 has been, in compliance with all of the terms and requirements of each Order to which it, or any of the Acquired Assets, Assigned Contracts or Assumed Liabilities is or has been subject;
                    (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to materially comply with any term or requirement of any Order to which the Company, or any of the Acquired Assets, Assigned Contracts or Assumed Liabilities is subject;
                    (iii) the Company has not received, at any time since December 31, 2003, any notice or other written communication from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the Acquired Assets, Assigned Contracts or Assumed Liabilities is or has been subject; and
                    (iv) the Company has not been subject to or otherwise participated in any Proceeding since December 31, 2002.
          3.14 Contracts; No Defaults.
               (a) Part 3.14(a) of the Disclosure Letter contains a complete and accurate list of:
                    (i) each Company Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $5,000;
                    (ii) each Company Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $5,000;
                    (iii) each Company Contract that was not entered into in the Ordinary Course of Business;
                    (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property of the Company (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,500);
                    (v) each licensing agreement or other Company Contract with respect to patents, trademarks, copyrights, or other intellectual property of the Company, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property of the Company;
                    (vi) each joint venture, partnership, and other Company Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;
                    (vii) each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any business or compete with any Person;

                    (viii) each Company Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
                    (ix) each Company Contract for capital expenditures in excess of $15,000;
                    (x) each written warranty, guaranty and other similar undertaking with respect to performance by the Company under any Company Contract not otherwise disclosed on Part 3.14(a) of the Disclosure Letter made or provided by the Company other than in the Ordinary Course of Business;
                    (xi) each Designated Provider Agreement (and the Company has delivered to the Buyer copies of the ten (10) Designated Provider Agreements pursuant to which the Company has generated the greatest amount of premium revenue during the twelve (12) month period ended June 30, 2006 (the “Top Ten Designated Provider Agreements”) that are correct and complete in all material respects); and
                    (xii) each material amendment, supplement, and modification in respect of any of the foregoing.
               (b) Except as set forth in Part 3.14(b) of the Disclosure Letter:
                    (i) no Related Person of the Company has or may acquire any rights under, nor does the Company have or may become subject to any obligation or liability under, any Contract that relates to the Business of, or any of the assets owned or used by, the Company; and
                    (ii) to the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.
               (c) Except as set forth in Part 3.14(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.14(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms with respect to the Company, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally, and, to the Knowledge of the Company, all such Contracts are valid and enforceable in accordance with their terms against all other parties thereto an will remain in full force and effect, valid and enforceable upon the consummation of the Contemplated Transactions.
               (d) Except as set forth in Part 3.14(c) of the Disclosure Letter:
                    (i) the Company is in material compliance with the terms and requirements of each Company Contract under which the Company has any obligation or liability or by which the Company or any of the assets owned or used by the Company is bound;
                    (ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Company Contract under which the Company has any rights is in material compliance with the applicable terms and requirements of such Contract; and
                    (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or violates or breaches, or gives the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract.
               (e) The Company has provided to the Buyer true and complete copies or descriptions of all of the Company Contracts (including all amendments or modifications thereto) set forth in Part 3.14(a) of the Disclosure Letter. Except as set forth in Part 3.14(e) of the Disclosure Letter, the Company is not party to any material Contract other than the Company Contracts set forth in Part 3.14(a) of the Disclosure Letter.
          3.15 Independent Contractor Accounts.
               (a) Part 3.15 of the Disclosure Letter contains a complete and accurate list of (i) all agreements between the Company and any current or former employee, agent, representative or independent contractor of the Company (for purposes of this Section 3.15, an “Independent Contractor” and such agreement, and “Independent Contractor Agreement”) pursuant to which the Company grants or acknowledges an ownership interest of such Independent Contractor in or to any customer account or Contract (or the proceeds therefrom) relating to insurance coverage Contracts written or placed through the Company (any such account or Contract, an “Independent Contractor Account”) and (ii) all Independent Contractor Accounts.
               (b) The Company represents and warrants that on the Closing Date, (i) all Independent Contractor Agreements other than the Ruppert Agreement shall have been amended on terms satisfactory to the Buyer in its sole discretion, (ii) all such Independent Contractor Accounts shall have been transferred to and shall be wholly-owned by the Company and (iii) all such Independent Contractor Accounts shall be transferable to the Buyer, free and clear of all Encumbrances and without Liability to the Buyer.
          3.16 Insurance.
               (a) The Company maintains errors and omissions insurance coverage for all of the operations of the Company with coverage in an amount not less than $2,000,000.
               (b) The Company has delivered to the Buyer evidence of each policy of insurance to which the Company is a party or under which the Company, or any director of the Company in his or her capacity as such, is covered, including the name of the insurance provider, the policy number, type of insurance coverages and amounts of such coverages (the

“Company’s Insurance Policies”). All of the Company’s Insurance Policies are valid, binding, enforceable and in full force and effect and the Company is current on all premium payments with respect thereto.
               (c) Except as otherwise set forth on Part 3.16(c) of the Disclosure Letter, for the current policy year and each of the four preceding policy years there have been no claims of any nature or kind under any Company Insurance Policy.
          3.17 Employees.
               (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list of all agreements between the Company and any current employee of the Company, other than any Independent Contractor Agreement (an “Other Producer Agreement”). The Company has delivered a true and correct copy of each Other Producer Agreement to the Buyer.
               (b) Part 3.17(b) of the Disclosure Letter contains a complete and materially accurate list of the following information for each employee (which term for purposes hereof is intended to include any leased employee provided pursuant to an agreement with a professional employer organization, whether or not a common law employee of the Company) or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2005; vacation and sick leave accrued; and date of hire and severance pay, retention pay, change in control pay, insurance, medical, welfare, or vacation plan or under any other employee benefit plan, program or arrangement.
               (c) To the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its Business through any such employee.
          3.18 Intellectual Property; Trade Secrets.
               (a) Part 3.18(a) of the Disclosure Letter sets forth a complete list of all of the material Intellectual Property the Company owns or has the right to use, except for mass-produced, shrink wrap computer software products licensed by third parties at a cost to the Company of less than $2,500 (the “Company Intellectual Property”). The Company is not, and has not received written notice or complaint that it is, infringing upon the intellectual property rights of any third party with respect to the Company’s use of the Company Intellectual Property, nor does the Company have Knowledge, nor has it received written notice that, any third party is infringing upon the rights of the Company in the Company Intellectual Property. There are no claims pending against the Company alleging that the Company’s use of the Company Intellectual Property infringes on the intellectual property rights of any third party and no such claim is Threatened.

               (b) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. The Company owns or has the unrestricted right to use and to transfer to the Buyer all of the Trade Secrets.
          3.19 Certain Payments. Except as set forth on Part 3.19 of the Disclosure Letter, since December 31, 2003, neither the Company, any director, officer nor, to the Company’s Knowledge, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.
          3.20 Relationships with Related Persons. Except as set forth on Part 3.20 of the Disclosure Letter, no Related Person of the Company has, or since January 1, 2003 has had, any interest in any of the Acquired Assets. No Related Person of the Company (other than the Excluded Family Member) is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) any securities or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for ownership of equity securities representing two percent (2%) or less of the outstanding equity securities of any Person, the equity securities of which are publicly held or traded. Except as set forth in Part 3.20 of the Disclosure Letter, no Related Person of the Company (other than the Excluded Family Member) has received compensation, payments or perquisites of any nature or kind or is a party to any Contract with, or has any claim or right against the Company (collectively, the “Related Persons Agreements”).
          3.21 Disclosure. To the Knowledge of the Company, no representation or warranty of the Company or Skewes in this Agreement, the Disclosure Letter or in any agreement or certificate required pursuant to this Agreement to be delivered by the Company and/or Skewes in connection with the Closing omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
          3.22 Certain Disclosures. Part 3.22 of the Disclosure Letter contains:
               (a) a list of those Persons that were the twenty-five (25) largest customers of the Company in terms of dollar amount of sales during the Company’s fiscal year ended December 31, 2005, and during the period from January 1, 2006 through June 30, 2006, together with a statement for each such customer during each such period of the dollar amount of such sales;

               (b) a list of those Insurance Relationships that were the ten (10) largest providers of policies or other products sold by the Company in terms of dollar amount of revenue to the Company during the Company’s fiscal year ended December 31, 2005, and during the period from January 1, 2006 through June 30, 2006, together with a statement for each such Insurance Relationship for each such period of the dollar amount of such revenue; and
               (c) a list of all of the outstanding binders for policies or other products to be issued by or through the Company on the date hereof.
          3.23 Brokers or Finders. The Company and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
          3.24 Representations and Warranties of the Company. For the avoidance of doubt, the parties hereto agree that each representation and warranty of the Company hereunder shall constitute a separate and individual representation and warranty of each of BIA and NVIA.
          3.25 Disclosure Letter; Supplemental Disclosure.
               (a) The parties hereto acknowledge that, except to the extent attached hereto, the Company and Skewes have not delivered any portion of the Disclosure Letter to the Buyer. The parties hereto agree that, except to the extent of any such attachment hereto or as provided in this Section 3.25, whenever any representation, warranty or covenant of the Company or Skewes hereunder is qualified by reference to the Disclosure Letter, the applicable schedule of the Disclosure Letter shall be deemed to read “None”, such that the applicable representation, warranty or covenant shall have been made without qualification.
               (b) Between the date of this Agreement and September 29, 2006, the Company and Skewes shall have the right to supplement and amend the Disclosure Letter with respect to the matters described in this Agreement with any information that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter; provided, however, that no such supplement or amendment shall bind the Buyer to assume any Liability stated therein unless agreed to by the Buyer, or to have restricted in any way the Buyer’s right to declare a failing of the closing condition set forth in Section 7.1. Moreover, the Buyer shall have the right to amend or supplement Schedule 2.5(a)(iii) and/or Schedule 2.5(a)(iv) in response to any such supplemental or amended disclosure by the Company. Any such supplemental or amended disclosure shall, upon the Closing, be deemed to have cured any breach of any representation or warranty made in this Agreement for failure to have made such disclosure on the date hereof.
               (c) The parties further acknowledge and agree that the Company and Skewes have not delivered to the Buyer accounts payable records and records of Encumbrances necessary for the preparation of Schedule 2.2(b). On or prior to September 29, 2006, the Company shall deliver to the Buyer a draft form of Schedule 2.2(b). The Buyer shall be permitted to accept, reject and/or amend and modify such Schedule 2.2(b) in its sole discretion.

The final form of Schedule 2.2(b), as accepted by the Buyer, shall be executed by the Buyer and the Company at closing and attached hereto and made a part hereof.
     4. Representations And Warranties Of Buyer. The Buyer represents and warrants to the Company as follows:
          4.1 Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.
          4.2 Authority; No Conflict.
               (a) This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. Upon the execution and delivery by the Buyer of the Skewes Employment Agreement and any other document, agreement or certificate required to be executed and delivered by the Buyer as a condition of the Closing (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. The Buyer has the corporate right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents. The execution and delivery by the Buyer of this Agreement and the Buyer’s Closing Documents and the performance by the Buyer of its covenants and agreements hereunder and thereunder and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action.
               (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
                    (i) any provision of the Buyer’s Organizational Documents;
                    (ii) any resolution adopted by the manager(s) or member(s) of the Buyer;
                    (iii) any Legal Requirement or Order to which the Buyer may be subject; or
                    (iv) any Contract to which the Buyer is a party or by which the Buyer may be bound.

     Except as set forth in Schedule 4.2, the Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
          4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer’s knowledge, no such Proceeding has been Threatened.
          4.4 Brokers or Finders. The Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
          4.5 Consultants. Except for the obligations of the Buyer to MarshBerry, which obligations are the sole and exclusive responsibility of the Buyer, the Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for consultant’s fees or other similar payment in connection with this Agreement.
     5. Covenants of the Company Prior To Closing Date.
          5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, each of the Representatives of the Company (including, without limitation, Skewes) will, (a) afford the Buyer and its Representatives full and free access to the Company’s personnel, properties (including environmental testing), contracts, books and records, and other documents and data during reasonable and customary business hours, (b) furnish the Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, and (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information as the Buyer may reasonably request. In addition, between the date of this Agreement and the Closing Date, the Company shall permit the Buyer to discuss post-Closing arrangements with insurance providers who are party to the Designated Provider Agreements and to request assurances from such providers relating to the period after the Closing.
          5.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, each of BIA and NVIA will:
               (a) conduct the Business only in the Ordinary Course of Business in a good and diligent manner;
               (b) use its reasonable best efforts to preserve intact the current business organization of the Business, keep available the services of the current officers, employees, and agents of such Person, and maintain the relations and good will with suppliers (including, but not limited to all Insurance Relationships), customers, landlords, creditors, employees, agents, and others having business relationships with the Business;
               (c) confer with the Buyer concerning operational matters of a material nature; and

               (d) otherwise report to the Buyer, upon the Buyer’s request, concerning the status of the Business, operations and finances of such Person.
          5.3 Negative Covenant. Except as otherwise expressly required pursuant to this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.11 occurs or is reasonably likely to occur.
          5.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Company, and each Related Person of the Company, will make all filings required by Legal Requirements to be made by any of them in order to consummate the Contemplated Transactions and will make reasonable best efforts to obtain all consents identified on Parts 3.2(b) and 3.2(c) of the Disclosure Letter. Between the date of this Agreement and the Closing Date, the Company will, and will use its reasonable best efforts to cause each Related Person of the Company, to, (a) cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, including, but not limited to notice filings made with the Federal Reserve and/or the Virginia State Corporation Commission, and (b) cooperate with the Buyer in obtaining all consents identified in Schedule 4.2.
          5.5 Notification. Between the date of this Agreement and the Closing Date, the Company and Skewes will promptly notify the Buyer in writing if such Person becomes aware of any fact or condition that causes or constitutes a breach of any of the Company’s and Skewes representations and warranties as of the date of this Agreement, or if any such Person becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company and Skewes will promptly notify the Buyer of the occurrence of any breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
          5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, none of BIA, NVIA, Skewes or any Representative of any such Person will directly or indirectly engage in any discussions or negotiate with any party regarding (i) any business combination of the Company, whether by way of merger, consolidation, share exchange or other transaction, (ii) any offering of any securities of the Company or (iii) any sale of any of the shares or any material assets of the Company (collectively, the “Prohibited Actions”). Each of BIA, NVIA and Skewes will immediately notify the Buyer if such Person or any of its Representatives receives any communication in respect of any of the Prohibited Actions.
          5.7 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, the Company will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

          5.8 Independent Contractor and Other Producer Agreements. On or prior to the Closing Date, the Company shall have caused (i) all Independent Contractor Agreements other than the Ruppert Agreement to be amended on terms satisfactory to the Buyer in its sole discretion and (ii) all Independent Contractor Accounts other than those arising under the Rupert Agreement to be transferred to the Company, free and clear of all Encumbrances or other Liabilities. The Company shall bear all costs and expenses arising under or relating to any Independent Contractor Agreement or Other Producer Agreement in connection with the Contemplated Transactions, including without limitation any cost or expense arising from the amendment of any such agreement, the transfer to the Company of any Independent Contractor Account, or the termination of any such Independent Contractor Agreement or Other Producer Agreement.
          5.9 Additional Nondisclosure Agreements. Between the date of this Agreement and the Closing Date, the Company will use its best efforts to cause each of the employees and independent contractors of the Company identified on Part II of Schedule 2.5(a)(iv) to execute confidentiality, non-solicitation and assignment agreements in the form attached hereto as Exhibit 2.5(a)(iv).
          5.10 Covenants of the Company. For the avoidance of doubt, the parties hereto agree that each covenant of the Company hereunder shall constitute a separate and individual covenant of each of BIA and NVIA.
     6. Covenants Of Buyer Prior To Closing Date.
          6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, the Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Buyer will, and will cause each such Related Person to, (i) cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require the Buyer to dispose of or make any change in any portion of its Business or to incur any other burden to obtain a Governmental Authorization.
          6.2 Reasonable Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, the Buyer will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     7. Conditions Precedent to Buyer’s Obligation To Close. The Buyer’s obligation to purchase the Acquired Assets, assume the Assigned Contracts and Assumed Liabilities and to take the other actions required to be taken by the Buyer to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):
          7.1 Due Diligence and Disclosure Letter. The Buyer shall have completed its due diligence investigation and review of the Company and its review of the Disclosure Letter and Schedule 2.2(b), as the same may have been amended or supplemented through the Closing Date in accordance with Section 3.25, and the results thereof shall be satisfactory to the Buyer in its sole and absolute discretion.
          7.2 Accuracy of Representations. Each of the Company’s and Skewes’ representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date except (A) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business and (B) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.
          7.3 Company’s Performance.
               (a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively and including, without limitation, the amendment of the Independent Contractor Agreements on terms satisfactory to the Buyer in its sole discretion), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
               (b) Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.7 must have been performed and complied with in all material respects.
          7.4 Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and each of the Consents listed on Schedule 4.2 must have been obtained and must be in full force and effect.
          7.5 Additional Documents. The Company shall have delivered to the Buyer such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Company’s representations and warranties, (ii) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the satisfaction of any condition referred to in this Section 7 or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
          7.6 No Proceedings. There shall not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
          7.7 No Claim Regarding Asset Ownership or Sale Proceeds. There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the owner of, or has the right to acquire or to obtain ownership of, any of the Acquired Assets or (b) is entitled to all or any portion of the Purchase Price.

          7.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.
          7.9 Operation in the Ordinary Course; No Adverse Change. From December 31, 2005 through the Closing Date, the Company shall have operated in the Ordinary Course of Business without undertaking any extraordinary activities or transactions (including, without limitation, material sales of assets outside the Ordinary Course of Business). There shall not have been any material adverse change in the Company, its financial condition, prospects or results of operation and none of the changes or events listed in Section 3.11 hereof shall have occurred.
          7.10 Key Man Insurance; Disability Insurance. The Buyer shall have obtained a key man insurance policy on the life of Skewes and in the event of the disability of Skewes from a carrier or carriers reasonably satisfactory to the Buyer, on terms satisfactory to the Buyer in its sole discretion.
          7.11 Skewes Employment Agreement. The Buyer and Skewes shall have entered into an employment agreement substantially in the form of Exhibit 7.11 (the “Skewes Employment Agreement”).
          7.12 Producer Agreements. Each of the persons identified on Schedule 2.5(a)(iii) shall have entered into a Producer Agreement.
          7.13 Nondisclosure Agreements. Each of the persons identified on Part I of Schedule 2.5(a)(iv) shall have entered into a Nondisclosure Agreement.
          7.14 Broker Agreements. Each of the persons identified on Schedule 2.5(a)(v) shall have entered into a Broker Agreement.
          7.15 Liability Insurance. The Company shall have acquired (at the Company’s expense) errors and omissions insurance (3-year tail policy) from insurance carriers reasonably satisfactory to the Buyer providing coverage satisfactory to Buyer in its sole discretion.
          7.16 Designated Provider Agreements. The Buyer shall have determined in its sole discretion that all Designated Provider Agreements will continue in effect after the Closing on terms satisfactory to the Buyer in its sole discretion.
     8. Conditions Precedent to the Company’s Obligation to Close. The Company’s obligation to sell the Acquired Assets and to take the other actions required to be taken by the Company to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
          8.1 Accuracy of Representations. Each of the Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this

Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          8.2 Buyer’s Performance.
               (a) All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
               (b) The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Section 2.5 and must have made the Closing Payment, as adjusted by the Adjustment Amount.
          8.3 Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.
          8.4 Additional Documents. The Buyer must have caused to be delivered to the Company such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Buyer, (ii) evidencing the performance by the Buyer of, or the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8 or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.
          8.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Acquired Assets and assignment of the Assigned Contracts and Assumed Liabilities by the Company to the Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
     9. Termination.
          9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
               (a) by either the Buyer or the Company if a material breach of this Agreement has been committed by the other party and such breach has not been (i) remedied within ten (10) business days following receipt of written notice from the other party specifying such breach and demanding that it be remedied or (ii) waived;
               (b) (i) by the Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date; or (ii) by the Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

               (c) by mutual consent of the Buyer and the Company; or
               (d) by either the Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 3, 2006.
          9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
     10. Indemnification.
          10.1 Indemnification and Payment Of Damages By the Company and Skewes.
               (a) Subject to the limitations set forth in this Agreement, the Company and Skewes, jointly and severally, will indemnify and hold harmless the Buyer, and its Representatives, members, controlling Persons, Subsidiaries and affiliates (collectively, the “Buyer Indemnified Parties”) for, and will pay to the Buyer Indemnified Parties the amount of, any loss, liability, claim, damage (including incidental, consequential, punitive and special damages), expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”) and in all cases net of any insurance proceeds received by the Buyer Indemnified Parties as a result of such Damages, arising, directly or indirectly, from or in connection with:
                    (i) any breach of any representation or warranty made by the Company or Skewes in this Agreement, the Disclosure Letter or in any agreement or certificate delivered by the Company or Skewes pursuant to this Agreement at or as a condition to the Closing, including the Company’s Closing Documents;
                    (ii) any breach by the Company or Skewes of any covenant, agreement or obligation of such Person in this Agreement, the Disclosure Letter or in any agreement or certificate delivered by the Company or Skewes pursuant to this Agreement at or as a condition of the Closing, including the Company’s Closing Documents;
                    (iii) the operation of the Acquired Assets, the performance under the Assigned Contracts and the conduct of the Business prior to the Closing Date;
                    (iv) any Excluded Asset;
                    (v) any Excluded Contact;

                    (vi) any Excluded Liability; or
                    (vii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by any such Person with either the Company or any Person acting on behalf of either of them in connection with any of the Contemplated Transactions.
               (b) All claims made by any Buyer Indemnified Party under Section 10.1 shall be asserted in accordance with the following provisions. The Buyer Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Company under this Agreement (a “Buyer Claim”), advise the Company in writing in reasonable detail of such circumstance (to the extent known at such time) and the basis for the Buyer Indemnified Party’s claim for indemnification, and shall provide the Company, from time to time, such information that the Company shall reasonably request in connection therewith; provided that any delay or failure to so advise the Company shall not relieve the Company from any liability except to the extent that the defense of such Buyer Claim is prejudiced by such delay or failure or to the extent that any applicable period set forth in Section 10.3 has expired without such notice being given. After receipt by the Company of such notice, then upon reasonable notice from the Company to the Buyer Indemnified Parties, or upon the request of the Buyer Indemnified Parties, the Company shall defend, manage and conduct any proceedings, negotiations or communications involving any Buyer Claim involving a claim against a Buyer Indemnified Party by a third party, and shall take all actions necessary so as to enable the claim to be defended against and resolved without expense or other action by the Buyer Indemnified Parties. Upon request of the Company, the Buyer Indemnified Parties shall, to the extent they may legally do so (i) take such action as the Company may reasonably request in connection with such action, (ii) allow the Company to dispute such action in the name of the Buyer Indemnified Parties and to conduct a defense to such action on behalf of the Buyer Indemnified Parties, and (iii) at the Company’s expense, render to the Company all such assistance as the Company may reasonably request in connection with such dispute and defense.
               (c) Notwithstanding anything to the contrary contained herein:
                    (i) the Company and Skewes shall not be liable to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to this Section 10.1:
                         (A) to the extent that the aggregate amount for which the Company and Skewes are liable exceeds an aggregate maximum indemnity amount of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000.00) (the “Indemnity Cap”); and
                         (B) unless and until the aggregate amount for which the Company and Skewes are liable exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Indemnity Basket”), at which time the Company and Skewes shall be liable for all such damages (i.e. the Company and Skewes shall be liable from the first dollar of Damages).

                    (ii) the Company and Skewes shall not be liable to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to this Section 10.1 unless the claim is asserted on or prior to the applicable Survival Expiration Date, if any.
               (d) Any payment by the Company or Skewes to a Buyer Indemnified Party under this Section 10 shall constitute a reduction of the Purchase Price.
               (e) In the absence of fraud by the Company or Skewes, the Buyer shall not be entitled to rescission.
          10.2 Indemnification and Payment of Damages by Buyer.
               (a) The Buyer will indemnify and hold harmless the Company and its Representatives and affiliates (collectively, the “Company Indemnified Parties”), and will pay to the Company Indemnified Parties, the amount of any Damages, in all cases net of any insurance proceeds received by the Company Indemnified Persons as a result of such Damages, arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty made by the Buyer in this Agreement or in any agreement or certificate delivered by the Buyer pursuant to this Agreement including the Buyer Closing Documents, (ii) any breach by the Buyer of any covenant, agreement or obligation of the Buyer in this Agreement or in any agreement or certificate delivered by the Buyer pursuant to this Agreement, including the Buyer Closing Documents, (iii) any Assumed Liability or (iv) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
               (b) All claims made by any the Company Indemnified Party under Section 10.2 shall be asserted in accordance with the following provisions. The Company Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Buyer under this Agreement (a “Company Claim”), advise the Buyer of such circumstance (to the extent known at such time), and shall afford the Buyer, from time to time, such information as the Buyer shall reasonably request in connection therewith; provided that any delay or failure to so advise the Buyer shall not relieve the Buyer from any liability except to the extent that the defense of such the Company Claim is prejudiced by such delay or failure. After receipt by the Buyer of such notice, then upon reasonable notice from Buyer to the Company Indemnified Parties, or upon the request of the Company Indemnified Parties, the Buyer shall defend, manage and conduct any proceedings, negotiations or communications involving any the Company Claim involving a claim against a the Company Indemnified Party by a third party and shall take all actions necessary so as to enable the claim to be defended against and resolved without expense or other action by the Company Indemnified Parties. Upon request of the Buyer, the Company Indemnified Parties shall, to the extent they may legally do so (i) take such action as the Buyer may reasonably request in connection with such action, (ii) allow the Buyer to dispute such action in the name of the Company Indemnified Parties and to conduct a defense to such action on behalf of the Company Indemnified Parties, and (iii) at the Buyer’s expense, render to the Buyer all such assistance as the Buyer may reasonably request in connection with such dispute and defense.

               (c) Notwithstanding anything to the contrary contained herein:
                    (i) the Buyer shall not be liable to the Company Indemnified Parties with respect to claims for indemnification pursuant to this Section 10.2 to the extent that the aggregate amount for which the Buyer is liable exceeds the Indemnity Cap; and
                    (ii) the Buyer shall not be liable to the Company Indemnified Parties with respect to claims for indemnification pursuant to this Section 10.2 unless the claim is asserted on or prior to the applicable Survival Expiration Date, if any.
               (d) In the absence of fraud by the Buyer, the Company shall not be entitled to rescission.
          10.3 Survival; Time Limitations.
               (a) Subject to the subsequent provisions of this Section 10.3, all representations, warranties, covenants, agreements and obligations in this Agreement, the Disclosure Letter and any certificate or other document delivered pursuant to this Agreement will survive the Closing.
               (b) Except as set forth below the representations and warranties of the parties contained herein shall survive the Closing for a period of eighteen (18) months from the Closing Date (the “Standard Survival Expiration Date”), notwithstanding any investigation at any time made by or on behalf of any Party, and shall not survive beyond such period, provided that if written notice is properly given under this Section 10 with respect to any matter allegedly the subject of this Section 10 prior to such period, the obligations under this Section 10 shall continue in force and effect indefinitely until the applicable claim is finally resolved.
               (c) Notwithstanding Section 10.3(b) above, the covenants of the Company set forth in Sections 5.8 and 11 and the post closing indemnity obligations of the Company as set forth in Section 10.1 with respect solely to Sections 3.1, 3.2, 3.5, 3.12(c), 3.14(e) and 3.15 shall survive Closing and shall not terminate (“Indefinite Survival Expiration Date”).
               (d) Notwithstanding Section 10.3(b) above, the representations and warranties of the Company set forth in Section 3.10 (Taxes) shall survive the Closing and terminate upon expiration of the applicable statute of limitations (the “S.O.L. Survival Expiration Date” and, together with the Standard Survival Expiration Date and the Indefinite Survival Expiration Date, the “Survival Expiration Date”).
          10.4 Additional Indemnification Provision. Except in the case of fraud, from and after the Closing, the provisions of this Section 10 shall be the exclusive basis for the assertion of claims against, or the imposition of liability on, any party in respect of this Agreement, the Buyer Closing Documents, the Company’s Closing Documents (collectively, the “Transaction Documents”) and the Contemplated Transactions, including any breach or alleged breach of any Transaction Document in each case other than claims for Damages pursuant to Section 5.8, claims for specific performance (including under Section 5.8) and other than in respect of a dispute arising under Section 2.6 or 2.7 hereof which shall be resolved utilizing the procedures and in the manner set forth in such section or sections and shall not be subject to or counted in determining whether or not the Indemnity basket or Indemnity cap has been met or exceeded.
          10.5 No Effect of Investigation. The right to indemnification provided herein, payment of Damages or other remedy based on the representations, warranties, covenants, agreements and obligations set forth herein, in the Disclosure Letter or in any certificate or other document delivered pursuant hereto will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation.
          10.6 No Effect of Waiver. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representation, warranty, covenant, agreement or obligation.
     11. Post-Closing Covenants.
          11.1 Covenant Not to Compete.
               (a) Each of BIA and NVIA covenants and agrees that it shall not, for a period of five (5) years after the Closing Date (the “Non-Compete Period”), either for its own account or as an agent, partner, manager or other representative of any Person, directly or indirectly, through one or more intermediaries, (i) engage in competition anywhere within Washington, DC MSA (as more particularly described on Schedule 11.1(a)) (the “Restricted Territory”) with the operation of the Buyer or its successors or assigns of the business of an insurance agency, including, without limitation, marketing and sales of risk management, insurance and bond products and services, policies and other substantially similar agreements (collectively, the “Restricted Business”); or (ii), own, manage, operate, control or participate in the ownership (other than as the owner of equity securities representing two percent (2%) or less of the outstanding equity securities of any entity, the equity securities of which are publicly held or traded), management, operation, membership or control of any Person that competes with the Buyer in the Restricted Business or provides or offers to provide to any Person products or services provided by the Buyer in the Restricted Business or products or services substantially similar to those provided by the Buyer in the Restricted Business, anywhere in the Restricted Territory.
               (b) Each of the covenants and agreements of BIA and BVIA set forth in this Section 11.1 shall be deemed to be and construed as a covenant and agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by such Person against the Buyer shall not constitute a defense to the enforcement of any such covenant or agreement. Each of BIA and NVIA hereby acknowledges and agrees that the Buyer will sustain irreparable injury in the event of a breach or Threatened breach by it of any of the covenants and agreements set forth in Section 11.1(a) and that the Buyer does not and will not have an adequate remedy at law for such breach or Threatened breach. Accordingly, each of BIA and NVIA hereby consents and agrees that if it breaches or Threatens to breach any such covenant or agreement, the Buyer shall be entitled to immediate injunctive relief and to specific performance. The foregoing shall not, however, be deemed to limit the remedies of the Buyer at law or in equity for any such breach or threatened breach.
               (c) Each of BIA and NVIA hereby acknowledges: (i) that its covenants and agreements in this Section 11.1 are reasonably necessary for the protection of the Buyer’s legitimate business interests; (ii) that these covenants and agreements pose no undue hardship on such Person and are reasonably limited as to duration and scope; and (iii) that these covenants and agreements are in addition to any covenants or agreements such Person may make in other agreements executed or to be executed with the Buyer. Further, the covenants contained in this Section 11.1 shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any provision, term, phrase, or word in such covenants shall be found unenforceable, it shall be severed and the remaining covenants enforced in accordance with the tenor of such Section to the greatest extent permitted by law. In the event a court should determine not to enforce such a covenant as written due to overbreadth, the parties specifically agree that the court shall enforce the covenant to the extent reasonable as determined by the court, whether said revision be in time, territory, or scope of prohibited activities,
          11.2 Taxes.
               (a) Any sales, use, real estate transfer, recording, excise, transfer or similar Tax upon or with respect to the transactions contemplated hereunder, and any recording or filing fees with respect thereto, will be borne by the Company, and the Company shall, at its own expense, file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Taxes. If required by applicable Law, the Buyer shall join in the execution of any such Tax Returns after its review and approval of the contents thereof.
               (b) After the Closing Date, the Company and the Buyer shall:
                    (i) assist the other parties in preparing any Tax Returns which such other parties are responsible for preparing and filing in accordance with the provisions of this Section 11.1;
                    (ii) cooperate fully in preparing for any audits or examinations of, or any disputes with Tax authorities regarding, any Tax Returns of the Company for any Tax period or portion of a tax period ending on or before the Closing Date; and
                    (iii) furnish each other with copies of correspondence received from any Tax authority in connection with any Tax audit or examination with respect to any such Tax Return or any administrative or court proceedings relating to any such Tax audit or examination.
          11.3 Company Insurance Policies. The Company shall keep and maintain in full force and effect all Company Insurance Policies for a period of not less than thirty-six (36) months following the Closing Date.

          11.4 Change of Control. In the event of a Change of Control prior to the payment or forfeiture of all Earnout Payments or Deferred Payments (other than the Third Deferred Payment, the acceleration of which is provided for pursuant to Section 2.8 hereof), the Buyer shall use its commercially reasonable efforts to cause the New Owner to assume (either directly or indirectly through its purchasing entity, if any) this Agreement and the Buyer’s payment obligations (if any) hereunder.
     12. General Provisions.
          12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.
          12.2 Bulk Sales Law. The Company, Skewes and the Buyer agree that any applicable bulk sales laws need not be complied with in connection with the transactions contemplated hereby.
          12.3 Casualty Loss. The Company shall bear the risk of loss, destruction, or damage to the Acquired Assets caused by fire or other casualty through Effective Date. Thereafter such risk shall shift to Buyer.
          12.4 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyer and the Company mutually determine. Unless consented to by the Buyer in advance or required by Legal Requirements, prior to the Closing, the Company shall, and shall cause its Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than the Company’s Representatives. Notwithstanding the foregoing, the Company acknowledges that upon execution of this Agreement, the Buyer will be required to disclose this Agreement in accordance with Legal Requirements binding on the Buyer. The Company and the Buyer will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Buyer will have the right to be present for any such communication.
          12.5 Confidentiality. All “Evaluation Material” (as defined in that letter agreement dated March 21, 2006 between AIA and BIA (the “Confidentiality Agreement”)) disclosed to the Buyer in connection with the Buyer’s due diligence investigation of the Company will be treated and maintained by the Buyer in accordance with the terms of the Confidentiality Agreement (as though the Buyer and NVIA were parties to the Confidentiality Agreement). In addition to the foregoing, between the date of this Agreement and the Closing Date, the Buyer and the Company will, and will cause their respective Representatives to, maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated

Transactions, unless (i) such information is or becomes generally available to the public other than as a result of a disclosure by such other party, (ii) such information was or becomes available to such other party on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by an obligation of confidentiality, (iii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions or (iv) the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding or pursuant to any Legal Requirement. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
          12.6 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and/or telecopier numbers set forth below (or to such other addresses and/or telecopier numbers as a party may designate by notice to the other parties in the manner provided in this Section):
The Company:
Battlefield Insurance Agency, Inc.
9261 Sumner Lake Blvd.
Manassas, Virginia 20110
Attention: Oswald H. Skewes, Jr., President
Buyer:
Alliance/Battlefield Insurance Agency, LLC
c/o Alliance Insurance Agency, Inc.
14200 Park Meadow Drive
Suite 200
Chantilly, Virginia 20151
Facsimile No.: (703) 378-7210
Attention: Thomas P. Danaher.
with a copy to:
Vanderpool, Frostick & Nishanian, P.C.
9200 Church Street, Suite 400
Manassas, Virginia 20110
Facsimile No.: (703) 369-3653
Attention: V. Rick Nishanian, Esq.
          12.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of effecting the intent of this Agreement and the documents referred to in this Agreement or effecting or memorializing the Contemplated Transactions.
          12.8 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement or any document delivered in connection with the Contemplated Transactions will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that is given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement or in any document delivered in connection with the Contemplated Transactions.
          12.9 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including but not limited to the letter of intent dated June 2, 2006 between AIA and Alliance Bank Corporation and the Company and constitutes (together with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.
          12.10 Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party except that the Buyer may assign any of its rights under this Agreement to any Subsidiary of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors, personal representatives and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors, personal representatives and permitted assigns.
          12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree or in a particular circumstance will remain in full force and effect to the extent not held invalid or unenforceable and in all other circumstances.
          12.12 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Except as otherwise expressly set forth herein, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
          12.13 Governing Law. This Agreement will be governed by the internal laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.
          12.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which, when taken together, will be deemed to constitute one agreement.
[Signatures contained on page immediately following.
Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BATTLEFIELD INSURANCE AGENCY, INC.

By: /s/ Oswald H. Skewes, Jr.
Name: Oswald H. Skewes, Jr.
Its: President

NORTHERN VIRGINIA INSURANCE AGENCY, INC.

By: /s/ Oswald H. Skewes, Jr.
Name: Oswald H. Skewes, Jr.
Its: President

/s/ Oswald H. Skewes, Jr
Oswald H. Skewes, Jr.

ALLIANCE/BATTLEFIELD INSURANCE AGENCY, LLC

By: /s/ Thomas P. Danaher
Name: Thomas P. Danaher
Its: President

The following exhibits and schedules to the Asset Purchase Agreement have been omitted from this Exhibit 2.3. The registrant agrees to furnish supplementally a copy of any such omitted exhibit or schedule to the Commission upon request.

Schedule 1
Excluded Autos
Schedule 2.2(b)
Accounts Payable and Permitted Encumbrances
Schedule 2.5(a)(iii)
Producer Agreement Employees
Schedule 2.5(a)(iv)
Nondisclosure Agreement Employees
Schedule 2.5(a)(v)
Brokers
Schedule 4.2
Buyer Consents
Schedule 11.1(a)
Restricted Territory
Statement of Disclosure
EXHIBIT 1
Balance Sheet

EXHIBIT 2.5(a)(iii)
Form of Producer Agreement
EXHIBIT 2.5(a)(iv)
Form of Nondisclosure Agreement
EXHIBIT 2.5(a)(v)
Form of Broker Agreement
EXHIBIT 7.11
Form of Skewes Employment Agreement